Exhibit 10.1
WHITNEY HOLDING CORPORATION
and
WHITNEY NATIONAL BANK

AMENDED AND RESTATED
EXECUTIVE AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (the "Agreement") is made by and between WHITNEY HOLDING CORPORATION, a corporation organized and existing under the laws of the State of Louisiana (the "Holding Corporation"), WHITNEY NATIONAL BANK, a financial institution organized and existing under the laws of the United States (the "Bank"), and ____________ ("Executive").

WHEREAS, the Executive is presently employed by each of the Holding Corporation and the Bank as ______________ (Corporate Executive Title), and the parties have previously entered into an Executive Agreement (the “Existing Agreement”) that entitles Executive to severance benefits in the event Executive’s employment is terminated under certain circumstances within a specified period prior to or following a Change in Control (as defined below); and

WHEREAS, the parties desire to amend and restate the Existing Agreement in order to comply with the deferred compensation rules under Section 409a of the Internal Revenue code of 1986.

NOW, THEREFORE, effective as of January 1, 2008, the Holding Corporation, the Bank, and the Executive agree to amend and restate the Existing Agreement as follows:

SECTION I
DEFINITIONS

1.1          "Change in Duties" means the occurrence of one of the following events in connection with a Change in Control:

a.           A diminution in the nature or scope of the Executive's authorities or duties, a change in his reporting responsibilities or titles or the assignment of the Executive to any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status immediately preceding such assignment;

b.           A reduction in the Executive's compensation during the Covered Period. For this purpose, "compensation" means the fair market value of all remuneration paid to the Executive by the Employer during the immediately preceding calendar year, including, without limitation, deferred compensation, stock options and other forms of incentive compensation awards, coverage under any employee benefit plan (such as a pension, 401(k), medical, dental, life insurance or long-term disability plan) and other perquisites;

c.           The  transfer of the  Executive  to a location  requiring a change in his residence or a material  increase in the amount of travel ordinarily required of the Executive in the performance of his duties; or

d.           A good faith determination by the Executive that his position, duties, responsibilities or status has been affected, whether directly or indirectly, in any manner which prohibits the effective discharge of any such duties or responsibilities.

1.2          "Change in Control" means and shall be deemed to have occurred if:

a.           Any "person," including any "group," determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of securities of the Holding Corporation representing 20% or more of the combined voting power of the Holding Corporation's then outstanding securities, without the approval, recommendation, or support of the Board of Directors of the Holding Corporation as constituted immediately prior to such acquisition;

b.           The Federal Deposit Insurance Corporation or any other regulatory agency negotiates and implements a plan for the merger, transfer of assets and liabilities, reorganization, and/or liquidation of the Bank;

c.           Either of the Holding Corporation or the Bank is merged into another corporate entity or consolidated with one or more corporations, other than a wholly owned subsidiary of the Holding Corporation;

d.           A change in the members of the Board of Directors of the Holding Corporation which results in the exclusion of a majority of the "continuing board." For this purpose, the term "continuing board" means the members of the Board of Directors of the Holding Corporation, determined as of the date on which this Agreement is executed, and subsequent members of such board who are elected by or on the recommendation of a majority of such "continuing board"; or

e.           The sale or other disposition of all or substantially all of the stock or the assets of the Bank by the Holding Corporation (or any successor corporation thereto),

1.3           "Company" means the Holding Corporation and the Bank.

1.4           "Covered Period" means the one-year period immediately preceding and the three-year period immediately following the occurrence of a change in Control that qualifies as a “change in control event” as defined in §1.409A-3(i)(5) of the final  regulations under Internal Revenue Code Section 409A.

1.5           "Employer" means the Holding Corporation or the Bank or both, as the case may be.

1.6           "Severance Amount" means 300% of the Executive's "annual salary." For this purpose, "annual salary" means the average of all compensation paid to the Executive by the Company which is includible in the Executive's gross income for the highest 3 of the 5 calendar years immediately preceding the calendar year in which a Change in Control occurs, including the amount of any compensation which the Executive elected to defer under any plan or arrangement of the Company with respect to such years. If the Executive has been employed less than 5 years prior to the calendar year in which a Change in Control occurs, "annual salary" shall be determined by averaging the compensation (as defined in the preceding sentence) for the Executive's actual period of employment. Further, if the Executive has been employed less than 12 months prior to the occurrence of a Change in control, the actual compensation of the Executive shall be annualized for purposes of this Section 1.6. In the event of dispute between the Executive and the Company, the determination of the "annual salary" shall be made by an independent public accounting firm agreed upon by the Executive and the Company.

 1.7           "Termination" or "Terminated" means (a) termination of the employment of the Executive with the Employer for any reason, other than cause, or (b) the resignation of the Executive following a Change in Duties. In no event, however, shall the Executive's voluntary separation from service with the Employer on account of death, disability, or resignation on or after the attainment of the normal retirement age specified in any qualified employee benefit plan maintained by the Employer constitute a Termination. For purposes of determining whether a Termination has occurred, "cause" means fraud, misappropriation of or intentional material damage to the property or business of the Employer or the commission of a felony by the Executive.

SECTION II
TERMINATION RIGHTS AND OBLIGATIONS

2.1           Severance Awards. If the Executive's employment is Terminated during the Covered Period, then no later than 30 days after the later of (a) the six-month anniversary of such Termination, or (b) the occurrence of a Change in Control that qualifies as a “change in control event” as defined in §1.409A-3(i)(5) of the final regulations under Internal Revenue Code Section 409A, the Company shall:

a.   Pay to the Executive the Severance Amount;

b.   Transfer to the Executive  the  ownership of all club memberships,  automobiles  and other  perquisites  which were assigned to the Executive as of the day immediately preceding such Termination;

 c.           In accordance with Section 2.2 hereof, provide for the benefit of the Executive, his spouse, and his dependents, if any, coverage under the plans, policies or programs (as the same may be amended from time to time) maintained by the Company for the purpose of providing medical benefits and life insurance to other Executive's of the Company with comparable duties; provided, however, that in no event shall the coverage provided under this paragraph be substantially less than the coverage provided to the Executive as of the date immediately preceding a Termination;

 d.           Pay to the Executive an amount equal to the contributions by the Company to the Whitney National Bank Savings Plus 401(k) Plan or a successor arrangement, that would have been made for the lesser of (i) three years following the date of Termination, or (ii) the number of years until the Executive's normal retirement age under such plan;

 e.           Pay to the Executive an amount equal to the present value of the additional benefits which would have accrued under the Whitney National Bank Retirement Plan and the Whitney Holding Corporation Retirement Restoration Plan, or any successors thereto, that would have been made for the lesser of (i) three years following the Date of Termination, or (ii) the number of years until the Executive's normal retirement age under such plans; and

f.           Pay to the Executive the amount to which the Executive would be entitled under the Executive Incentive Compensation Plan, or a successor thereto, for the calendar year in which a Change in Control occurs, determined as if all performance goals applicable to the Company and the Executive were achieved; and

g.           Pay to the Executive an amount equal to the present value of any benefit accrued under either the Whitney National Bank Retirement Plan or the Whitney Holding Corporation Retirement Restoration Plan, or any successors thereto, that would have been payable under the terms of such plan, including any additional accrual provided under Section 2.1e hereto, but was forfeited on account of the application of the vesting provisions contained in such plan.

 2.2           Special Rules Governing Group Benefits. Coverage under Section 2.1c, hereof, shall (a) commence as of the later of the date of Termination or the occurrence of a Change in Control, and (b) end as of the earlier of the Executive's coverage under Medicare Part B or the date on which the Executive is covered under group plans providing substantially similar benefits maintained by another employer. For this purpose, the Company shall provide coverage during any period in which the payment of benefits is limited by any form of pre-existing condition clause.  The benefits provided pursuant to Section 2.1c and this Section 2.2 in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year; the reimbursement of an eligible expense shall be made on or before December 31 of the year following the year in which the expense was incurred; and the Executive’s rights to coverage shall not be subject to liquidation or exchange for another benefit.

 Coverage under Section 2.1c, hereof, may be provided under a group policy or program maintained by the Company or the Company, in its sole discretion, may acquire or adopt an individual plan, policy or program providing coverage solely for the benefit of the Executive, his spouse, and his dependents, if any.

 If coverage commences as of a Change in Control, the Company shall (a) retroactively reinstate the Executive, his spouse, and dependents, if any, as of the date of Termination, and (b) reimburse to the Executive his cost of obtaining similar coverage for the period commencing on the date of Termination and ending on the occurrence of a Change in Control. As to medical claims incurred during such period, any coverage actually obtained by the Executive shall be designated as the Executive's primary coverage, and the reinstated coverage shall operate as secondary coverage.

 2.3           Other Plans and Agreements. To the maximum extent permitted by law and not withstanding any provision to the contrary contained in any plan, grant, program, contract or other arrangement under which the Executive and the Employer are parties, if the Executive's employment is Terminated during the Covered Period, then any vesting schedule or other restriction on the ownership of any benefits payable to the Executive under the terms of any such plan, grant, contract, or arrangement shall be accelerated or lapse, as the case may be.

2.4           Taxes. The Executive shall be responsible for applicable income tax and the Company shall have the right to withhold from any payment made under this Agreement, or to collect as a condition of any payment, any income taxes required by law to be withheld.

 Notwithstanding the preceding paragraph, the Company shall pay any excise tax or similar penalty imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any comparable successor provision, on the Executive as a consequence of any "excess parachute payment" within the meaning of Section 280G of the Code (or a comparable successor provision) payable under this Agreement or any plan, grant, program, contract or other arrangement under which the Executive and the Employer are parties.

 The Executive shall submit to the Company the calculation of the amount to be paid by the Company under this Section 2.4, together with supporting documentation, and the Company shall promptly pay such amount not later than December 31 of the year after the year in which the Executive remits the tax. If the Executive and the Company disagree as to such amount, an independent public accounting firm agreed upon by the Executive and the Company shall make such determination.

SECTION III
MISCELLANEOUS

3.1           Notices. Notices and other communication required under this Agreement shall be made to the Company at 228 St. Charles Avenue, New Orleans, Louisiana 70130 and to the Executive at 228 St. Charles Avenue, New Orleans, Louisiana 70130 or, as to each party, at such other address as may be designated by written notice to the other. All such notices and communications shall be effective when deposited in the United States mail, postage prepaid, or delivered to the affected party.

3.2           Employment  Rights.  The terms of this Agreement shall not be deemed to confer on the Executive any right to continue in the employ of the Employer for any period or any right to continue his present or any other rate of compensation.

3.3           Assignment. The Executive shall not sell, assign, pledge, transfer or otherwise convey the right to receive any form of payment or benefit provided under the Agreement, except by will or the laws of intestacy.

3.4           Inurement. This Agreement shall be binding upon and inure to the benefit of the Holding Corporation, the Bank and the Executive and their respective heirs, executors, administrators, successors, and assigns.

3.5           Payment of Expenses. In the event that it is necessary or desirable for the Executive to retain legal counsel and/or incur other cost and expenses in connection with the enforcement of the terms of the Agreement, the Company shall pay (or the Executive shall be entitled to reimbursement of) reasonable attorneys' fees, costs, and expenses actually incurred, without regard to the final outcome, unless there is no reasonable basis for the Executive's action.

3.6           Amendment and  Termination.  This Agreement shall not be amended or terminated by any act of the Company, except as may be expressly agreed upon, in writing, by the Company and the Executive.

3.7           Nature of Obligation. The Company intends that its obligations hereunder be construed in the nature of severance pay. The Company's obligations under Section 2 are absolute and unconditional and shall not be affected by any circumstance, including without limitation, any right of offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or others. All amounts payable by the Company hereunder shall be paid without notice or demand.

3.8           Choice of Law.  The Agreement shall be governed and construed in accordance with the laws of the State of Louisiana.

3.9           No Effect on Other Benefits. Any other compensation paid or benefits provided to the Executive shall be in addition to and not in lieu of the benefits provided to such Executive under this Agreement. Except as may be expressly provided herein, nothing in this Agreement shall be construed as limiting, varying or reducing the provision of any benefit available to the Executive (or to such Executive's estate or other beneficiary) pursuant to any employment agreement, group plan, including any qualified pension or profit-sharing plan, health, disability or life insurance plan, or any other form of agreement or arrangement between the Company and the Executive.

3.10           Entire Agreement. This Agreement constitutes the entire agreement between the Executive and the Holding Corporation and the Bank and is intended to supersede all prior written or oral understandings with respect to the subject matter of this Agreement.

3.11           Invalidity. In the event that any one or more provisions of this Agreement shall, for any reason, be held invalid, illegal, or unenforceable in any manner, such invalidity, illegality or unenforceability shall not affect any other provision of such Agreement.

3.12           Mitigation. Notwithstanding any provision of this Agreement to the contrary and to the maximum extent permitted by law, the Executive shall not be subject to any duty to mitigate the severance awards received hereunder by seeking other employment. No severance award received under this Agreement shall be offset by any compensation the Executive receives from future employment, and the Executive shall not be required to perform any service as a condition of this Agreement.

3.13           Internal Revenue Code Section 409A.

(a)           Notwithstanding anything in this Agreement to the contrary, to the  extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, such amount or benefit will not be payable or distributable to Executive by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.  This provision does not prohibit the vesting of any amount upon a termination of employment, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

(b)           Notwithstanding anything in this Agreement to the contrary, if any  amount or benefit that would constitute non-exempt “deferred compensation” for  purposes of Section 409A of the Code would otherwise be payable or distributable  under this Agreement by reason of Executive’s separation from service during a  period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)           if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service; and

(ii)           if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

EXECUTED in multiple counterparts as of the dates set forth below, each of which shall be deemed as original, and effective as of the date first set forth above.

WHITNEY HOLDING CORPORATION
WHITNEY NATIONAL BANK

By:
Title:
Date:

EXECUTIVE

Date: